Exhibit 10.2
CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

SEPARATION AGREEMENT

This agreement (“Separation Agreement”) is entered into as of 3 August 2022 but shall be effective as of 8 June 2022 between:

(1)HydraFacial LLC (f/k/a Edge Systems, LLC), a company incorporated in the United States of America with its registered office at 2165 East Spring Street, Long Beach, CA 90806, USA (“HydraFacial”); and

(2)Indra Pamamull, a natural person with Passport/FIN No. [*****], residing at [*****] (“Employee”).

(each a “Party”, and collectively, the “Parties”)

Whereas:

(A)Pursuant to an employment agreement dated 4 August 2021 (“Employment Agreement”) entered into between the Employee and GoGlobal GEO Pte. Ltd., a company incorporated in Singapore with its registered office at [*****] (“GoGlobal GEO”), the Employee is employed by GoGlobal GEO for dedicated assignment as President of APAC for HydraFacial.

(B)Pursuant to Clause 16 of the Employment Agreement, either party to the Employment Agreement may terminate the employment without cause by giving at least 6 months’ notice in writing.

(C)GoGlobal GEO has delivered to the Employee written notice of termination of employment of June 8, 2022 (“Separation Notice”).

(D)HydraFacial agrees to provide the separation benefits set out in this Separation Agreement to Employee, provided the Employee complies with the terms set out in this Separation Agreement.

In consideration of the promises, covenants and agreements set forth in this Separation Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.GENERAL

1.1This Separation Agreement sets out the terms which have been agreed between the Parties concerning the termination of the Employee’s employment under the Employment Agreement. This Separation Agreement is to be read in conjunction with and does not supersede the Employment Agreement (including the annexures thereto). In the event of any inconsistency between the terms of this Separation Agreement and the terms of the Employment Agreement, the terms of this Separation Agreement shall prevail. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed in the Employment Agreement (or the relevant annexure thereto, as the case may be).

2.TERMINATION

2.1    The Employee’s employment will terminate on June 8, 2022 (the “Separation Date”). After the Separation Date, the Employee’s employment under the Employment Agreement will cease, and all of her contractual entitlements and any non-contractual benefits of employment will cease forthwith.

2.2    Employee agrees to sign the PEP Notification Form that Employer then will submit to the Ministry of Manpower

2.3    The Employee acknowledges that the termination of her employment shall be without prejudice to any right of action by HydraFacial in respect of any antecedent breach by the Employee of any of the terms and conditions of the Employment Agreement or this Separation Agreement or to claim for losses or damages arising from any contractual breaches, breaches of duty or other wrongdoing (including subsequent breaches of any continuing obligations which survive the termination of the Agreement) by the Employee which may subsequently come to the attention of HydraFacial.

3.PAYMENTS AND SEPARATION BENEFITS

3.1    Payments. As soon as reasonably practicable following the Separation Date, HydraFacial will direct GoGlobal GEO to arrange payment of the following sums to the Employee after full payment of assessed taxes, less any applicable statutory deductions/withholdings and any deductions for excess utilisation of annual leave or damage or loss of Company property (if applicable) and the Employee consents to such withholding of or deductions from any payments to be made to her:

(a)the sum of Singapore Dollars, Twelve Thousand, Six-Hundred and Forty One (SGD $12,641), representing the prorated monthly salary for the month of June being earned but unpaid of Employee’s basic salary (currently Singapore Dollars Forty Six Thousand Three Hundred Fifty (SGD $46,350) per month) (“Monthly Basic Salary”), pro-rated up to the Separation Date;

(b)the sum of Singapore Dollars, Twenty-One Thousand, Three-Hundred and Ninety-Two (SGD $21,392), being encashment of accrued and unutilised paid annual leave, pro-rated up to the Separation Date;

(c)reimbursement of out-of-pocket expense incurred in the normal course of work and duly supported by receipts, bills and vouchers, etc, as per Company policy, submitted in writing with the requisite supporting documents within three (3) days from the date hereof;

(d)the sum of Singapore Dollars Two Hundred Seventy Eight Thousand, One Hundred (SGD $278,100), being salary in lieu of six (6) months’ notice pursuant to Clause 16 of the Employment Agreement; and

(e)the sum of Singapore Dollars, Eighteen Thousand, One-Hundred and Eighty (SGD$18,180) being the sum to which Employee would have been entitled had she taken part in the Central Provident Fund in Singapore.

The Employee confirms that she has received full payment of the Annual Bonus for the fiscal year ending 31 December 2021 (pro-rated based on her start date) referenced at Clause 8 of the Employment Agreement.

3.2    Separation Benefits. Subject to: (i) the Employee’s entry into and continued compliance with the terms of this Separation Agreement; and (ii) the terms of the Hydrafacial Company Executive Severance Plan (Annex 4 of the Employment Agreement), HydraFacial will:

(a)make the following additional payments to the Employee:

(i)the Cash Salary Severance, that is, her Monthly Basic Salary (currently Singapore Dollars Forty Six Thousand Three Hundred Fifty (SGD $46,350) per month) per month), as severance pay, for six (6) months from the Separation Date or such shorter period in the event that the Employee commences paid employment with any other entity pursuant to Clause 4.5 (Impact of Subsequent Employment) of the Hydrafacial Company Executive Severance Plan (the “Separation Period”), paid in accordance with HydraFacial’s regular payroll practices;

(ii)the Pro-Rata Target Bonus, that is, an amount equal to her Pro-Rated Target Bonus, within seventy (70) days from the Separation Date; and

(b)continuation of current Heath Benefits at the current cost to the employee during the Separation Period,

(collectively, the “Separation Benefits”).

The Employee acknowledges and agrees that her receipt of the Separation Benefits is conditional on her executing this Separation Agreement and continued compliance with its terms at all times. The Employee further acknowledges and agrees that he is entitled to receive only that additional compensation listed in this Clause 4.2 (Separation Benefits) after the Separation Date, and that he will not be entitled to any other salary, bonus, payment, vacation or any other payments or benefits whosoever after the Separation Date

3.3    Deductions and Withholdings. All sums payable to the Employee shall be made after deduction of any applicable statutory deductions/withholdings as may be required in accordance with the applicable legislation in force from time to time.

3.4    No Further Payments or Benefits. The Employee understands, acknowledges, and agrees that these Separation Benefits exceed what the Employee is otherwise entitled under applicable law to receive on termination of employment, and that these benefits are being given as consideration in exchange for executing this Separation Agreement and the general release contained herein. The Employee further acknowledges that he is not entitled to any other payment or benefit not specifically referenced in this Separation Agreement. Nothing in this Separation Agreement shall be deemed or construed as an express or implied policy or practice of HydraFacial to provide these or other benefits to any individuals other than the Employee.

3.5    Taxes. The Employee shall be responsible for the proper declaration, filing and payment of income tax payable on her salary and any benefits, and shall indemnify HydraFacial for all payments, if any, made by HydraFacial to the Inland Revenue Authority of Singapore (“IRAS”) on account of the Employee’s income tax or any other applicable tax obligation. This provision does not oblige HydraFacial to make payments of any taxes on behalf of the Employee.

4.GENERAL WAIVER AND RELEASE

4.1    The Employee hereby irrevocably releases and forever discharges HydraFacial, each current, former and future Group Company, as well as any of their respective current and former insurers, directors, officers, agents, shareholders, employees, attorneys, predecessors, successors, assigns, representatives and/or any other person or body acting on behalf of, or connected with HydraFacial or any Group Company, past and present (the “Released Parties”) of and from claims and rights that the Employee has, had, or may have against the Released Parties, including but not limited to any and all claims, cross claims, damages, demands, liabilities, obligations, actions, causes, and causes of action of whatever kind or nature based on any cause, circumstance, fact, matter, thing, event, act, or failure to act whatsoever, whether arising at law or in equity, whether based on tort, contract, statutory, or common law principles, and whether known, unknown, foreseen, or unforeseen, but does not mean any of the Employee’s rights in this waiver and release, (including all damage, loss and injury not now known or anticipated but which may arise in the future and all effects and consequences thereof), however and wherever arising, which the Employee had, now has, or which the Employee, its heirs, administrators and assigns or any of them hereafter can, shall or may have in respect of the Employee’s employment under the Employment Agreement or the termination thereof (“Claims”).

4.2    The Employee covenants that he (and that he shall procure anyone acting on her behalf): (a) shall not sue any Released Party; (b) shall finally, fully and irrevocably waive and release, to the maximum extent permitted by law, all Claims against the Released Parties, including, without limitation, all such Claims: (i) arising out of statements, actions, or omissions of the Released Parties; (ii) for the payment of money, property, salary, wages, severance, options, bonuses, overtime, other compensation or amounts, compensatory damages, liquidated damages, punitive damages, costs, expenses, expense reimbursements, disbursements, attorneys’ fees, and benefits; (iii) for wrongful or constructive discharge, breach of express or implied contract, reinstatement of employment, or loss of office; and (iv) based on any applicable laws and/or regulations; and (c) not to make or continue any claim or take or continue any proceeding against the Released Parties in Singapore or elsewhere in the world, arising out of or in any way connected with the Employee’s employment under the Employment Agreement or the termination thereof.

4.3    The Employee acknowledges and agrees that this waiver and release shall ensure to the benefit of the Released Parties and shall be binding on the Employee and her descendants, dependents, heirs, executors, administrators, assigns, and successors.

4.4    The Employee warrants and represents to HydraFacial and any Group Company that there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employment Agreement which would have given rise to the right to terminate the

Employment without notice or payment in lieu of notice and any payment to the Employee pursuant to Clause 4 is conditional upon this being true at all times.

4.5    For the purposes of this Separation Agreement, “Group Company” means any holding company or parent undertaking of HydraFacial or any subsidiaries or subsidiary undertakings of HydraFacial or of any such holding company or parent undertaking; a company shall be deemed to be a Group Company for the purposes of this Separation Agreement. All references in this Separation Agreement to HydraFacial or Group Company shall include any successor in title or assignee of HydraFacial or any Group Company.

5.COMPANY PROPERTY AND APPOINTMENTS

5.1    On the Separation Date, the Employee shall: (a) return to HydraFacial all books, documents, papers, data (including any copies or extracts and whether in printed or electronic format), materials, software, lap-top, mobile phone, credit cards, keys, security passes and any other property belonging to HydraFacial or any Group Company or their respective clients or suppliers which are or which come under his/her possession or control; provide HydraFacial with full details of any current passwords the Employee uses in respect of any computer equipment used by HydraFacial or any Group Company; (c) irrevocably delete from any personal computer in the Employee’s possession all and any confidential information relating to HydraFacial; and (d) provide a written confirmation to HydraFacial that this has been done and that no copies of any property of HydraFacial of whatever nature have been retained in the Employee’s possession or control.

5.2    The Employee shall immediately deliver to HydraFacial duly signed written resignations from: (a) her appointments as a director of the board of directors of HydraFacial and of any Group Company; and (ii) her appointments in any other offices or positions that she was appointed to pursuant to or in connection with her employment with HydraFacial, together with any other documents reasonably necessary to effect such resignations, each case in form satisfactory to HydraFacial.

6.CONTINUING OBLIGATIONS

6.1    The Employee shall comply with her continuing obligations under the Employment Agreement (including the annexures thereto), including but not limited to: Clause 14 (Confidentiality), Clause 15 (Intellectual Property Right) read with the Proprietary Information and Inventions Assignment Agreement (Annex 3) and Clause 17 (Non-solicitation), which shall, where applicable, survive the termination of the Employment Agreement and continue to bind him/her notwithstanding termination of his/her employment under the Employment Agreement.

6.2    The Employee expressly acknowledges that by reason of her employment and position with HydraFacial, he has been given access to confidential information concerning the business affairs of HydraFacial and the Group Companies, including but limited to marketing lists, lists of customers, business partners, marketing plans, strategic business projections and plans, creative materials and similar confidential or proprietary materials or information. The Employee agrees that he shall not disclose, use, or induce or assist in the use or disclosure of any such confidential information, or anything related thereto, nor to ever use such information for any business with which Employee is affiliated, or for any competitor of HydraFacial, without the prior express written consent of HydraFacial. The Employee may disclose confidential information only if it is required to do so in compliance with the law, an order of court, or the rules or regulations of any relevant regulatory or administrative authority with jurisdiction over the Parties, provided always that the Employee shall: (a) give HydraFacial reasonable notice prior to the impending disclosure so that HydraFacial may have the opportunity to seek a protective order and/or waive the duty of non-disclosure; (b) restrict any disclosure of confidential information to such minimal extent as is necessary for such compliance; and (c) use its best endeavours to ensure that any person who receives the confidential information keeps such confidential information confidential and does not use it except for the purpose for which the disclosure is made.

6.3    The Employee further agrees that that she shall keep the terms, amount, and fact of this Separation Agreement completely confidential, and that she shall not hereafter disclose any information concerning this Separation Agreement to anyone; provided, however, that she may make such disclosure to her professional advisors (e.g. attorneys, accountants, auditors, and tax preparers) strictly on a need to know basis, all of whom will be informed of and have agreed in writing to be bound by this confidentiality clause.

6.4    The Employee acknowledges that during the Separation Period, HydraFacial may make reasonable, minimal requests for information related to her duties and work product arising in the period prior to the Separation Date and agrees to cooperate with any such requests without expectation nor entitlement to any further compensation or consideration.

6.5.    The Employee shall not at any time hereafter represent himself still to be connected to HydraFacial or any Group Company, whether as an employee, director or otherwise.

6.6    The Employee (or anyone on her behalf) has not and will not (either directly or indirectly) make or otherwise communicate any disparaging or derogatory comments whether in writing or by spoken word and whether or not they are considered by the Employee to be true, concerning the Released Parties (including but not limited to any on line diary or website which relates to HydraFacial or any Group Company or their employees or directors, or shareholders, commonly referred to as “blogging”). For the purposes of this Separation Agreement, “disparaging or “derogatory” means any action or deed which may or does in any way adversely affect a Released Party’s reputation or good standing, or of its business, including but not limited to conduct, comments, statements or communications that discredits, belittles, defames or is untrue or misleading and is made to negatively influence, tends to negatively influence or negatively influences or prejudices the reputation, business or image of any Released Party.

6.7    The Employee acknowledges and agrees that a violation of the foregoing at any time, would be treated as a material breach of this Separation Agreement, entitling HydraFacial to cease any additional payments and immediately to seek recovery of any consideration already paid to the Employee herein without affecting the enforceability of the releases provided herein by the Employee.

6.8    For the avoidance of doubt, this Separation Agreement is without prejudice to the right of HydraFacial to claim for losses or damages arising from any contractual breaches, breaches of duty or other wrongdoing (including subsequent breaches of any continuing obligations which survive the termination of the Employment Agreement) by the Employee which may subsequently come to the attention of HydraFacial.

7.GENERAL TERMS

7.1    This Separation Agreement together with any of the documents referred to in it sets out the entire agreement between the Parties and supersedes all previous agreements and arrangements (if any), whether oral, or in writing regarding the Employee’s employment or separation.

7.2    The Employee agrees to execute, do and procure all other persons if any to execute and do all such further deeds, assurances, acts and things as may be reasonably required so that the full effect may be given to the terms and conditions of this Separation Agreement.

7.3    Any and all amendments or modifications to this Separation Agreement must be written and signed by the authorised representative(s) of the Parties.

7.4    This Separation Agreement shall benefit and be binding on the Parties and their respective successors and permitted assigns. HydraFacial may at its absolute discretion freely assign or transfer any or all of its rights and obligations under this Separation Agreement. The Employee may not assign or transfer all or any part of its rights and obligations under this Separation Agreement except with the prior written consent of HydraFacial.

7.5    Any failure to exercise or delay in the exercise of any right or remedy vested in a Party under or pursuant to this Separation Agreement shall not constitute a waiver of such right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy shall prevent any further exercise of such right or remedy or the exercise of any other right or remedy available.

7.6    If any provision is for any reason determined by a court or arbitral tribunal to be invalid or unenforceable, the remaining provisions shall not be affected, impaired, or invalidated, and remain in full force and effect with such modifications as may be necessary to make them valid and effective.

7.7    The Employee recognizes that in the event of breach by the Employee of any provision of this Separation Agreement, HydraFacial may suffer irreparable damages, and that monetary damages may not compensate HydraFacial for its loss. Accordingly, in addition to all other remedies available to HydraFacial at law or in equity, upon a showing by HydraFacial that the Employee has violated or is about to violate the terms of this Separation Agreement, the Employee irrevocably consents to the entry by a court of competent jurisdiction of an injunction or declaratory judgment enforcing the terms of this Separation Agreement, including without limitation preventing disclosure or further disclosure by him of confidential information.

7.8    Nothing in this Separation Agreement (including the payment of any sum of money) shall be construed as an admission by HydraFacial of any wrongdoing, liability or noncompliance with any applicable law or regulation.

7.9    A person who is not a party to this Separation Agreement may not enforce any terms hereof under the Contracts (Rights of Third Parties) Act 2001.

7.10    This Separation Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

7.11    This Separation Agreement shall be governed and construed in accordance with the laws of the Republic of Singapore. The Parties agree to submit to the exclusive jurisdiction of the courts of Singapore as regards any claim or matter arising under this Separation Agreement.

7.12    The Employee confirms that she has had an opportunity to obtain independent legal advice on the effect of this Separation Agreement and that he has read and fully understands all the terms of this Separation Agreement which she signs of her own volition.

[Signature page follows.]

Signature page to the Separation Agreement

Executed by the Parties on the date first above-written.

Signed for and on behalf of HydraFacial LLC /s/ Kellie Sears	Signed by /s/ Indra Pamamull
Kellie Sears Chief Human Resources Officer	Indra Pamamull